Filed Pursuant to Rule 424(b)(3)

Registration No. 333-229004

PROSPECTUS SUPPLEMENT NO. 1

Dated March 19, 2019

(To Prospectus Dated February 5, 2019)

ShiftPixy, Inc.

711,111 Shares of Common Stock

Issuable upon the Repayment and/or Conversion of

8% Senior Secured Convertible Notes

This prospectus supplement (“Prospectus Supplement No. 1”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus (including the information incorporated by reference therein, the “Original Prospectus”), filed by ShiftPixy, Inc. (the “Company”), dated February 5, 2019 (collectively, the “Prospectus”), related to the offer and resale by the selling stockholders identified in the Original Prospectus of up to an aggregate of 711,111 shares of common stock of the Company (the “Common Stock”) issuable, or that may in the future become issuable upon conversion of 8% Senior Secured Convertible Notes (the “December 2018 Notes”) held by certain institutional investors (the “December 2018 Investors”). This Prospectus Supplement No. 1 is not complete without, and may not be delivered or used except in connection with, the Original Prospectus. Any information that is modified or superseded in the Original Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Prospectus Supplement No. 1.

The Company may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in the Company’s securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of the Original Prospectus to read about factors you should consider before investing in shares of the Company’s securities.

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AMENDMENTS TO DECEMBER 2018 NOTES

On March 12, 2019, the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K relating to certain amendments to the December 2018 Notes issued to the December 2018 Investors whereby the December 2018 Notes were amended in pertinent part as follows (all defined terms shall have the meanings set forth in the Amendment Agreement and Amended December 2018 Notes). This Prospectus Supplement No. 1 should be read in conjunction with, and delivered with, the Original Prospectus and is qualified by reference to the Original Prospectus except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Original Prospectus. Significantly the December 2018 Notes were amended to:

1.	Reduce the Floor Price to $1.00;

2.

Permit the amortization of the December 2018 Notes at the Floor Price at a time the Amortization Conversion Rate would (without regard to the Floor Price) be below the Floor Price then in effect with the written consent of each December 2018 Investor;

3.	Prohibit the Amortization Conversion Rate from exceeding the Floor Price then in effect;

4.

Prohibit the Company from issuing any shares of Common Stock upon conversion of the December 2018 Notes or otherwise if the issuance of such shares of Common Stock (taken together with (x) each issuance of such shares upon the conversion of certain Notes and Warrants issued in June 2018 and certain Notes and Warrants issued in March 2019 and (y) upon conversion of the December 2018 Notes and otherwise) would exceed the aggregate number of shares of Common Stock which the Company may issue without breaching the Company’s obligations under NASDAQ Listing Rule 5635(d) (the “Exchange Cap”) until such time as the Company has obtained the approval of its stockholders as required by the applicable rules; and

5.

If the Company is prohibited from issuing shares of Common Stock due to the Exchange Cap, the Company shall pay cash in exchange for the cancellation of such shares of Common Stock at a price equal to the sum of (i) the product of (x) such number of shares and (y) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date the applicable December 2018 Investor delivers the applicable conversion (or exchange) notice with respect to such shares to the Company and ending on the date of such issuance and payment.

This Prospectus Supplement No. 1 is being filed to reflect the foregoing. The Amendment Agreement and amended form of 8% Senior Secured Convertible Note were filed as Exhibits to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2019 and are incorporated herein by reference.

The date of this Prospectus Supplement No. 1 is March 19, 2019.

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